Exhibit 10.6

LEASE AGREEMENT
LANDLORD:	BOYER RESEARCH PARK ASSOCIATES X, L.C.
TENANT:	MYRIAD GENETICS, INC.

RESEARCH PARK BUILDING - PHASE VI

4822-3763-1354 v.7

EXHIBITS

EXHIBIT “A”	DESCRIPTION OF REAL PROPERTY
EXHIBIT “B”	PLANS AND SPECIFICATIONS OF BUILDING
EXHIBIT “C”	WORK LETTER-CONSTRUCTION AND/OR FINISH OF IMPROVEMENTS TO LEASED PREMISES
EXHIBIT “D”	ACKNOWLEDGMENT OF COMMENCEMENT DATE & ESTOPPEL CERTIFICATE
EXHIBIT “E”	COST TO CONSTRUCT LEASED PREMISES

LEASE AGREEMENT

RESEARCH PARK BUILDING - PHASE VI

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this 31 day of January, 2019 by and between BOYER RESEARCH PARK ASSOCIATES X, L.C., a Utah limited liability company (the “Landlord”), and MYRIAD GENETICS, INC., a Delaware corporation (the “Tenant”).

For and in consideration of the rental to be paid by Tenant and of the covenants and agreements herein set forth to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Leased Premises (as hereafter defined), at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

I.	PREMISES

1.1Description of Premises. Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:

(a)All of the floor area in a five story office building (the “Building”) to be constructed on the real property (the “Property”) described on Exhibit “A” attached hereto and by this reference incorporated herein, which Building shall contain approximately 125,155 gross rentable square feet (the “Leased Premises”). The Building to be constructed is depicted on the conceptual plans and specifications attached hereto as Exhibit “B” (the “Conceptual Plans”).

(b)Such non-exclusive rights-of-way, easements and similar rights with respect to the Building and Property as may be reasonably necessary for access to and egress from, the Leased Premises.

(c)The right to use six hundred (600) stalls in the parking garage to be located on the Property (the “Parking Garage”) in accordance with, and subject to, Article XX below.

1.2Work of Improvement. The obligation of Landlord and Tenant to perform the work and supply the necessary materials and labor to prepare the Leased Premises for occupancy is described in detail on Exhibit “C”. Landlord and Tenant shall expend all funds and do all acts required of them as described on Exhibit “C” and shall perform or have the work performed promptly and diligently in a first class and workmanlike manner.

1.3Construction of Shell Building. Landlord shall, at its own cost and expense, construct and complete the Building and cause all of the construction which is to be performed by it in completing the Building and performing its work (including the Tenant Finish work) as set forth on Exhibit “C”, to be substantially completed as evidenced by a Certificate of Occupancy, and the Leased Premises ready for Tenant’s occupancy as soon as reasonably possible, but in no event later than eighteen months from Landlord’s receipt of a building permit (the “Target Date”). In the event that Landlord’s construction obligation has not been fulfilled upon the expiration of the “Target Date”, Tenant shall have the right to exercise any right or remedy available to it under this Lease, including the right to terminate this Lease and the right to charge Landlord and cause Landlord to pay any increased costs associated with Tenant’s current leases due to holding over in such space or moving to temporary space; provided that under no circumstances shall Landlord be liable to Tenant resulting from delay in the occurrence of the Target Date caused by circumstances beyond Landlord’s direct control.

1.4Construction of Leased Premises. Upon completion of Tenant Finish Plans as contemplated by Exhibit “C,” Landlord shall complete the budget in the form attached hereto as Exhibit “E” for Tenant’s approval prior to the commencement of construction of the Tenant Finish. Landlord shall itemize each part of the construction and its associated estimated cost. Tenant shall be obligated for all costs shown on Exhibit “E” subject to reimbursement from the Tenant Improvement Allowance (as defined below). Upon acceptance by Tenant of the budget, Landlord shall construct in accordance with Exhibit “C” all items pertaining to the Tenant Finish, including the obligation to pay for all cost changes not initiated by Tenant.

1.5Lease Contingency; Landlord’s Right to Terminate. Landlord is in the process of entering into a ground lease (as amended, restated, supplanted or otherwise modified from time to time, the “Ground Lease”) with the fee owner of the Property (the “Ground Lessor”). In the event that Landlord determines the Ground Lease contains provisions which are inconsistent with the right and obligations of either Landlord or Tenant under this Lease, Landlord shall propose a form of amendment of this Lease to Tenant. Tenant shall not unreasonably withhold its consent to the proposed amendment so long as such amendment does not materially adversely affect Tenant’s rights or obligations hereunder. Additionally, Landlord shall have the right to terminate this Lease upon written notice to Tenant in the event any one of the conditions listed below is not satisfied. In the event of such termination by Landlord, neither Landlord nor Tenant shall have any further rights or obligations under this Lease, except for such rights and obligations that expressly survive termination or expiration of this Lease.

(a)	Landlord and Ground Lessor have executed a favorable Ground Lease by January 31, 2019.

(b)	Landlord has received architectural control approval for the Building from the University of Utah by February 28, 2019.

(c)	Landlord has received a building height variance from Salt Lake City in such form as is acceptable to Landlord by March 31, 2019.

1.6Tenant Improvement Allowance. Landlord shall provide a tenant improvement allowance in the maximum amount of $6,606,184 (the “Tenant Improvement Allowance”) to be applied against the cost to be paid by Tenant as set forth on Exhibit “E” attached to this Lease. In no event shall the Tenant Improvement Allowance be used to reimburse Tenant for any special decorator items, equipment, furniture, or furnishings (the “FF&E”).

II.	TERM

2.1Length of Term. The term of this Lease shall be for a period of fifteen (15) years plus the partial calendar month, if any, occurring after the Commencement Date (as hereinafter defined) if the Commencement Date occurs other than on the first day of a calendar month.

2.2Commencement Date; Obligation to Pay Rent. The term of this Lease and Tenant’s obligation to pay rent hereunder shall commence on the first to occur of the following dates (the “Commencement Date”):

(a)The date Tenant occupies the Premises and conducts business; or

(b)The date that is fifteen (15) days after the Landlord, or Landlord’s supervising contractor, notifies Tenant in writing that Landlord’s construction obligations respecting the Leased Premises have been fulfilled and that the Leased Premises are ready for occupancy. Such notice shall be accompanied by an occupancy permit and a certificate from the Architect (as defined in Exhibit “C”) stating that remaining punch list items can be completed within fifteen (15) days and will not materially interfere with Tenant’s business. Prior to the Commencement Date, it is contemplated that Tenant shall be able to perform its construction obligation as per Exhibit “C”, Part II.H.

2.3Option to Extend. Landlord grants Tenant the right to extend this Lease for two additional periods of five years each by giving Landlord nine (9) months prior written notice. All terms and conditions of the Lease during the extension terms shall remain the same, with the exception the new Basic Annual Rent for each renewal period shall be Fair Market Rental (as defined herein).

For purposes of this Section 2.3, Fair Market Rental shall mean the rental rate for premises then being leased in other comparable first class multi-story office buildings in University of Utah Research Park and said rate shall take into account all relevant facts and circumstances including but not limited to the term, prevailing rents, tenant improvement contributions and other concessions and shall take into account any brokerage commissions payable in connection with such leases.

2.4Acknowledgment of Commencement Date. Landlord and Tenant shall execute a written acknowledgment of the commencement Date in the form attached hereto as Exhibit “D”.

III.	BASIC RENTAL PAYMENTS

3.1Basic Annual Rent. Tenant agrees to pay to Landlord as basic annual rent (the “Basic Annual Rent”) at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, the sum of Four Million One Hundred Forty-Two Thousand Six Hundred Thirty dollars and 70/100 ($4,142,630). Said Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the term of the Lease. Commencing on the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each, an “Adjustment Date”), Basic Annual Rent shall escalate at the Applicable Escalation Rate (as defined below) on a cumulative basis. In the event the Commencement Date occurs on a day other than the first day of a calendar month, then rent shall be paid on the Commencement Date for the initial fractional calendar month prorated on a per-diem basis (based upon a thirty (30) day month). For purposes hereof, the Applicable Escalation Rate shall mean, at the applicable Adjustment Date, the lessor of (a) 3.0% per year and (b) the change in the All Urban

Index (as defined below) from the Base Price Index (as defined below); provided that in no event that the Applicable Escalation Rate be less than 1.5% per year. For purposes of this Lease the term “All Urban Index” shall mean the Consumer Price Index for All Urban Consumers U.S. City Average-All Items (1982-1984 equals 100 base) as published by the United States Bureau of Labor Statistics or any successor agency or any other index hereinafter employed by the Bureau of Labor Statistics in lieu of said index, as of the date that is one (1) month prior to the applicable Adjustment Date. The price index for the month that is thirteen (13) months prior to the applicable Adjustment Date shall be considered the “Basic Price Index.”

3.2Additional Monetary Obligations. Tenant shall also pay as rental (in addition to the Basic Annual Rent) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies in the case of a default in the payment of said other sums of money as are available to Landlord in the case of a default in the payment of one or more installments of Basic Annual Rent.

IV.	ADDITIONAL RENT

4.1Net Rent. It is the intent of both parties that the Basic Annual Rent herein specified shall be absolutely net to the Landlord throughout the term of this Lease, and that all costs, expenses and obligations relating to Tenant’s pro-rata share of the Building, Property and the Leased Premises which may arise or become due during the term shall be paid by Tenant in the manner hereafter provided.

For purposes of this Part IV and the Lease in general, the following words and phrases shall have the meanings set forth below:

(a)“Additional Rent” shall mean the sum of Tenant’s Proportionate Share of Basic Costs and Parking Garage Costs, plus all other amounts due and payable by Tenant under this Lease other than Basic Annual Rent.

(b)“Basic Costs” shall mean all actual costs and expenses incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building, the Property, and related improvements located thereon (the “Improvements”), including, but not limited to, all expenses incurred by Landlord as a result of Landlord’s compliance with any and all of its obligations under this Lease other than the performance by Landlord of its work under Sections 1.2, 1.3 and 1.4 of this Lease. In explanation of the foregoing, and not in limitation thereof, Basic Costs shall include:

(i)all real and personal property taxes, impact fees, local improvement rates, and other ad valorem assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/or Tenant, including, without limitation, any privilege or excise tax;

(ii)the cost of all insurance maintained by Landlord on or with respect to the Building, the Improvements, or the Property, including, without limitation, casualty insurance, liability insurance, rental interruption, workers compensation, any insurance required to be maintained by Landlord’s lender, and any deductible applicable to any claims made by Landlord under such insurance;

(iii)snow removal, trash removal, cost of services of independent contractors, cost of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the Parking Garage, and to the extent required under the Lease, the Building, the Improvements, or the Property, its equipment and the adjacent walk and landscaped area (including, but not limited to janitorial, scavenger, gardening, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves, signing and advertising);

(iv)costs of all gas, water, sewer, electricity and other utilities used in the maintenance, operation or use of the Building (except to the extent billed to Tenant directly as permitted hereunder), the Improvements, the Property, cost of equipment or devices used to conserve or monitor energy consumption, supplies, licenses, permits and inspection fees;

(v)auditing, accounting and legal fees directly associated with Tenant or the Parking Garage;

(vi)property management fees not to exceed one percent (1%) of Basic Annual Rent;

(vii)the cost of capital improvements requested by Tenant which decrease Basic Costs, provided, however, the amount included as Basic Costs shall be limited to the actual verified amount of the decrease in Basic Costs as a direct result of such capital improvements;

(viii)payments required to be made in connection with the maintenance or operation of any easement or right of way or other instrument of title applicable to the Property, including, without limitation, the Ground Lease; and

(ix)reserves, which Landlord may collect in the amount of one percent (1%) of Basic Costs.

(c)“Estimated Costs” shall mean Landlord’s estimate of (i) Tenant’s Proportionate Share of Parking Garage Costs and (ii) Tenant’s Proportionate Share of Basic Costs, excluding the costs of electricity provided to the Leased Premises, which Tenant shall pay directly.

(d)“Parking Garage Costs” shall mean all actual costs and expenses incurred by Landlord in connection with the ownership, operation, management and maintenance of the Parking Garage, including, but not limited to, all of the items comprising Basic Costs under Section 4.l(c) above to the extent incurred by Landlord specially in connection with the Parking Garage, except that the property management fees with respect to the Parking Garage shall be two percent (2%) of Parking Garage Costs, but excluding costs arising solely due to latent defects in the initial construction of the Parking Garage.

(e)“Tenant’s Proportionate Share” shall mean (i), with respect to Basic Costs, the percentage derived from the fraction, the numerator of which is the gross rentable square footage of the Lease Premises, the  denominator  of  which  is  the gross rentable square footage of the Building, which percentage under this Lease is 100%, and (ii), with respect to Parking Garage  Costs, the percentage  derived from  the fraction, the numerator of which is the number of parking stalls allocated for Tenant’s non-exclusive use under this Lease, the denominator of which is the total number of parking stalls within the Parking Garage.

4.2Payment of Additional Rent. Additional Rent shall be paid as follows:

(a)Prior to the beginning of a calendar year, Landlord shall deliver to Tenant a statement showing the Estimated Costs for such calendar year. If Landlord fails to deliver such statement prior to January 1 of the applicable year, until the delivery of such statement, Tenant’s Estimated Costs shall be deemed to be the same amount of the Estimated Costs for the prior year; provided, however, if Landlord subsequently furnishes to Tenant a statement of such Estimated Costs, to the extent such Estimated Costs are greater than or less than the Estimated Costs paid on a year to date basis, Tenant shall either receive a credit or make a payment, in the amount of such difference on the next date on which Tenant makes a Basic Annual Rent payment hereunder.

(b)Concurrent with each monthly payment of Basic Annual Rent due pursuant to Section 3.1 above, Tenant shall pay to Landlord, without offset or deduction, one-twelfth (1/12th) of the Estimated Costs, plus all other amounts due and owing by Tenant under this Lease which are not included as part of Estimated Costs (e.g., late payment charges).

4.3Report of Basic Costs and Parking Garage Costs and Statement of Estimated Costs. Within one hundred twenty (120) days after each calendar year occurring during the Term, Landlord shall furnish Tenant with a written reconciliation statement (the “Landlord’s Statement”) comparing the actual Basic Costs and actual Parking Garage Costs payable during the previous calendar year against the amounts actually paid by Tenant during the previous calendar year pursuant to Section 4.2 above. If the annual reconciliation statement of costs indicates that the Estimated Costs paid by Tenant for any year exceeded the actual Basic Costs and the actual Parking Garage Costs, Landlord, at its election, shall within thirty (30) days of Tenant’s receipt of such reconciliation statement, either (a) pay the amount of such excess to Tenant, or (b) apply such excess against the next installment of Basic Annual Rental or Additional Rent due hereunder. If the annual reconciliation statement of costs indicates that Estimated Costs paid by Tenant for any year are less than the actual Basic Costs and the actual Parking Garage Costs for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days of Tenant’s receipt of such reconciliation statement.

4.4Resolution of Disagreement. Every statement given by Landlord pursuant to Section 4.3 shall be conclusive and binding upon Tenant unless within one hundred twenty (120) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof. During the period of 120 days after receipt of Landlord’s Statement, at Tenant’s sole cost and expense, a certified public accountant or Tenant’s in house accountants (as applicable, “Tenant’s CPA”), which shall not be compensated on a contingency basis, may, for the purpose of verifying Basic Costs and Parking Garage Costs, inspect the records of the material reflected in Landlord’s Statement, including such materials and statements for previous years, as applicable, at a reasonable time mutually-agreeable to Landlord and Tenant. The audit shall be concluded within thirty (30) days of the commencement of such audit and Tenant shall provide Landlord with the results of such audit within sixty (60) days of the conclusion of such audit. The parties recognize the confidential nature of Landlord’s books and records and hence agree that before Landlord shall afford Tenant’s CPA reasonable access to Landlord’s books and records, including the copying of said material in order to complete a thorough analysis of the expenses, Tenant and Tenant’s CPA shall enter into a confidentiality agreement in form and substance reasonably satisfactory to Landlord, whereby Tenant and Tenant’s CPA shall agree, as a condition precedent to their review of such books and records, not to disclose any of the information disclosed in connection with such review to any third party (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with applicable law). Failure of Tenant to challenge any item in Landlord’s Statement within one hundred twenty (120) days after Tenant’s receipt of Landlord’s Statement shall be construed as a waiver of Tenant’s right to challenge such item for such year and such determination shall be conclusive for both Landlord and Tenant. In the event Tenant’s audit of Landlord’s Statement discloses discrepancies, Tenant shall disclose the results of such audit to Landlord. Landlord shall have a period of thirty (30) days to review Tenant’s audit reports and determine if Landlord disputes such reports. If Landlord disputes the results of Tenant’s audit reports, Landlord shall give written notice of such disputes within such thirty (30) day period. Landlord and Tenant shall work in good faith to resolve any disagreements resulting from Tenant’s audit. If Landlord and Tenant cannot resolve such disputes within thirty (30) days of the date Landlord gives notice to Tenant of Landlord’s dispute, either party may refer the decision of the issues raised, if any, to a reputable, nationally-recognized independent firm of certified public accountants (or other organization whose core competency is deemed to be within this specialty area) selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. The selected firm shall be deemed to be acting as an expert and not as an arbitrator, and a determination signed by the selected expert shall be final and binding on both Landlord and Tenant.  Landlord shall afford such accountants/specialists reasonable access to Landlord’s books and records to the extent such accountants/specialists deem necessary in order to reach their decision. In connection therewith, Tenant and such accountants/specialists shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties shall agree not to disclose any of the information disclosed in connection with such review to any third party (subject to standard nondisclosure exceptions, including without limitation, disclosures ordered by a court or otherwise required to comply with applicable law). Notwithstanding the foregoing, in the event such certified public accountant/specialists shall determine that Landlord’s Statement for the subject year or any previous years, if applicable, has overcharged Tenant for Basic Costs and Parking Garage Costs (and such determination is not successfully challenged by Landlord), then (a) Landlord shall refund or credit to Tenant the amount of the overcharge, and (b) if Tenant has been overcharged by more than five percent (5%) of the amount that was actually was due, Landlord shall reimburse Tenant for the reasonable, out-of-pocket cost incurred by Tenant in connection with such audit.

4.5Limitations. Nothing contained in this Part IV shall be construed at any time so as to reduce the monthly installments of Basic Annual Rent payable hereunder below the amount set forth in Section 3.1 of this Lease.

V.	SECURITY DEPOSIT

(Waived)

VI.	USE

6.1Use of Leased Premises. The Leased Premises shall be used and occupied by Tenant for commercial laboratory, pharmaceutical research and development, and general office purposes only and for no other purpose whatsoever without the prior written consent of Landlord.

6.2Prohibition of Certain Activities or Uses. The Tenant shall not do or permit anything to be done in or about, or bring or keep anything in the Leased Premises which is prohibited by this Lease or will, in any way or to any extent:

(a)Adversely affect any fire, liability or other insurance policy carried with respect to the Building, the Leased Premises or any of the contents of the Building (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses or liability for risk that may be involved).

(b)Conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency or authority (whether existing or enacted as promulgated in the future, known or unknown, foreseen or unforeseen).

(c)Adversely overload the floors or otherwise damage the structural soundness of the Leased Premises or Building, or any part thereof (except with Landlord’s express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant’s agreement to bear any additional costs, expenses or liability for risk that may be involved).

6.3Affirmative Obligations with Respect to Use.

(a)Tenant will comply with all governmental laws, ordinances, regulations, and requirements, now in force or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Leased Premises, will keep the Leased Premises and every part thereof in a clean, neat, and orderly condition, free of objectionable noise, odors, or nuisances, will in all respects and at all times fully comply with all applicable health and policy regulations, and will not suffer, permit, or commit any waste.

(b)At all times during the term hereof, Tenant shall, at Tenant’s sole cost and expense, comply with all statutes, ordinances, laws, orders, rules, regulations and requirements of all applicable federal, state, county, municipal and other agencies or authorities, now in effect or which may hereafter become effective, which shall impose any duty upon Landlord or Tenant with respect to the use, occupation or alterations of the Leased Premises (including, without limitation, all applicable requirements of the Americans with Disabilities Act of 1990 and all other applicable laws relating to people with disabilities, and all rules and regulations which may be promulgated hereunder from time to time and whether relating to barrier removal, providing auxiliary aids and services or otherwise) and upon request of Landlord shall deliver evidence thereof to Landlord.

(c)The Leased Premises, this Lease and all of Tenant’s rights and obligations hereunder are subject to the terms and conditions of the Ground Lease. Tenant shall not take any action, or make any omission which is the responsibility of Tenant under this Lease, which violates the provisions of the Ground Lease.

6.4Suitability. The Leased Premises, Building and Improvements (and each and every part thereof) shall be deemed to be in satisfactory condition unless, within one (1) year after the Commencement Date, Tenant shall give Landlord written notice specifying, in reasonable detail, the respects in which the Leased Premises, Building or Improvements are not in satisfactory condition. Landlord further provides warranties as provided in Exhibit “C”, Part II.D and F.

6.5Taxes. Tenant shall pay all taxes, assessments, charges, and fees which during the term hereof may be imposed, assessed or levied by any governmental or public authority against or upon Tenant’s use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant and on the value of leasehold improvements to the extent that the same exceed Building allowances.

VII.	UTILITIES AND SERVICES

7.1Obligations of Tenant. During the term of this Lease the Landlord and Tenant agree that following Landlord’s construction and installation of the base Mechanical, Electrical and Elevator systems in the Building per the Approved Building Plans (as defined in Exhibit “C”), Tenant shall manage the periodic maintenance and pay for all expenses related thereto for the term of the Lease. Tenant further agrees to manage the janitorial service, security system, snow removal service, landscaping and grounds keeping services and elevator service within the Building and pay for the expense thereof through the term of the Lease. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Leased Premises) and all other materials and services not expressly required to be provided and paid for by Landlord pursuant to the provisions of this Section 7.1.

7.3Additional Limitations. If and where heat generating machines devices are used in the Leased Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right with Tenant’s concurrence to install additional or supplementary air conditioning units for the Leased premises, and the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.

7.4Limitation on Landlord’s Liability. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of the failure of any of the foregoing utilities or services to the Leased Premises. In no event shall Landlord be liable for loss or injury to persons or property, however, arising or occurring in connection with or attributable to any failure of such utilities or services even if within the control of Landlord, except in the event of Landlord’s negligence or willful misconduct.

VIII.	MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS

8.1Maintenance and Repairs by Landlord. Landlord shall maintain in good order, condition and repair the Parking Garage and the structural components of the Leased Premises, including without limitation roof, exterior walls and foundations, as well as all repairs covered under construction warranties provided if Landlord is required to make structural repairs by reason of Tenant’s negligent acts or omissions, Tenant shall pay Landlord’s costs for making such repairs.

8.2Maintenance and Repairs by Tenant. Tenant, at Tenant’s sole  cost  and expense and without prior demand being made, shall maintain the Leased  Premises, including, without limitation, the HVAC system, in good order, condition  and  repair,  and will be responsible for the painting, carpeting or other interior design work of the Leased Premises beyond the initial construction phase as specified in Section 1.4 and Exhibits “C” and “E” of the Lease and shall maintain all equipment and fixtures installed by Tenant. If repainting or recarpeting is required and authorized by Tenant, the cost for such are the sole obligation of Tenant and shall be paid for by Tenant immediately following the performance of said work and a presentation of an invoice for payment.

8.3Alterations. Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, or shades or awnings, or make any other changes to the Leased Premises (collectively, “Alterations”) without first obtaining Landlord’s written approval, which approval shall not be unreasonably withheld. The foregoing notwithstanding, if the proposed Alterations are, in Landlord’s judgment, likely to violate the Ground Lease, affect the structure of the Building or the electrical, plumbing, life safety or HVAC systems, or otherwise adversely impact the value of the Building, such consent may be withheld at the sole and absolute discretion of Landlord. Tenant shall present to the Landlord plans and specifications for any proposed Alterations at the time approval is sought. In the event Landlord consents to the making of any Alterations to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. All such work with respect to any Alterations shall be done in a good and workmanlike manner and diligently prosecuted to completion such that, except as absolutely necessary during the course of such work, the Leased Premises shall at all times be a complete operating unit. In performing such work, Tenant shall at all times comply with all provisions of this Lease, including, without limitation, Section 14.2 of this Lease. Any such Alterations shall be performed and done strictly in accordance with all laws and ordinances relating thereto and the Ground Lease. In performing the work or any such Alterations, Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any Alterations to or of the Leased Premises, including, but not limited to, wallcovering, paneling, and built-in cabinet work, but excepting movable furniture and equipment, shall, if elected by

Landlord, become a part of the realty and shall be surrendered with the Leased Premises, otherwise Tenant shall be required to restore any Alteration. Notwithstanding the foregoing to the contrary, Landlord’s written approval shall not be required for Alterations if (a) such Alteration is purely cosmetic and nonstructural in nature and does not affect or involve the roof, exterior or electrical, gas, plumbing, fire, life safety, HVAC or other systems or facilities of the Building (that is, painting, wall covering and carpet only), and (b) the cost of such Alterations are less than $100,000.

8.4Landlord’s Access to Leased Premises. Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portion of the Building. Landlord shall upon providing adequate notice to Tenant (except in the case of an emergency), also have the right to enter the Leased Premises at all times to inspect or to exhibit the same to prospective purchasers, mortgagees, tenants, and lessees, and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material upon said Leased Premises that may be required therefore without the same constituting an actual or constructive eviction of Tenant in whole or in part and the rents reserved herein shall in no wise abate while said work is in progress by reason of loss or interruption of Tenant’s business or otherwise, and Tenant shall have no claim for damages unless due to Landlord negligence. During the three (3) months prior to expiration of this Lease or of any renewal term, Landlord may place upon the Leased Premises “For Lease” or “For Sale” signs which Tenant shall permit to remain thereon.

IX.	ASSIGNMENT

9.1Definitions. As used in this Lease:

(a)“Pledge” means to pledge, encumber, mortgage, assign (whether as collateral or absolutely) or otherwise grant a lien or security interest in this Lease or any portion of the Leased Premises as security for, or to otherwise assure, performance of any obligation of Tenant or any other person.

(b)“Sublease” means to lease or enter into any other form of agreement with any other person, whether written or oral, which allows that person or any other person to occupy or possess any part of the Leased Premises for any period of time or for any purpose.

(c)“Transfer” means to sell, assign, transfer, exchange or otherwise dispose of or alienate any interest of Tenant in this Lease, whether voluntary  or involuntary or by operation of law including, without limitation: (i) any such Transfer by death, incompetency, foreclosure sale, deed in  lieu  of foreclosure,  levy or attachment;  (ii) if Tenant is not a human being, any direct or indirect Transfer  of fifty percent  (50%)  or more of any one of the voting, capital or profits interests in Tenant; and (iii) if Tenant is not a human being, any Transfer of this Lease from Tenant by merger, consolidation, transfer of assets, or liquidation or any similar transaction under any law pertaining to corporations, partnerships, limited liability companies or other forms of organizations.

9.2Transfers, Subleases and Pledges Prohibited. Except with the prior written consent of Landlord in each instance, Tenant shall not Transfer or Pledge this Lease, or Sublease or Pledge all or any part of the Leased Premises. Consent of Landlord to any of the actions described in the previous sentence shall be deemed granted and delivered only if obtained strictly in accordance with and pursuant to the procedure set forth in Section 9.3 of this Lease and is memorialized in a writing signed by Landlord that refers on its face to Section 9.3 of this Lease. Any other purported Transfer, Sublease or Pledge shall be null and void, and shall constitute a default under this Lease which, at the option and election of Landlord exercisable in writing at its sole discretion, shall result in the immediate termination of this Lease; provided, if Landlord does not terminate this Lease, it may exercise any other remedies available to it under this Lease or at law or equity. Consent by Landlord to any Transfer, Sublease or Pledge shall not operate as a waiver of the necessity for consent to any subsequent Transfer, Sublease or Pledge, and the terms of Landlord’s written consent shall be binding upon any person holding by, under, or through Tenant. Landlord’s consent to a Transfer, Sublease or Pledge shall not relieve Tenant from any of its obligations under this Lease, all of which shall continue in full force and effect notwithstanding any assumption or agreement of the person to whom the Transfer, Sublease or Pledge pertains.

9.3Consent of Landlord Required:

(a)If Tenant proposes to make any Transfer, Sublease or Pledge it shall immediately notify Landlord in writing of the details of the proposed Transfer, Sublease or Pledge, and shall also immediately furnish to Landlord sufficient written information and documentation required by Landlord to allow Landlord to assess the business to be conducted in the Leased Premises by the person to whom the Transfer, Sublease or Pledge is proposed to be made, the financial condition of such person and the nature of the transaction in which the Transfer, Sublease or Pledge is to occur. If Landlord determines that the information furnished does not provide sufficient information, Landlord may demand that Tenant provide such additional information as Landlord may require in order to evaluate the proposed Transfer, Assignment or Pledge.

(b)Landlord shall have the absolute right to reject any proposed Transfer, Sublease or Pledge under any of the following circumstances:

(i)If, as a result of the Transfer, Sublease or Pledge, Landlord or the Leased Premises would be subject to compliance with any law, ordinance, regulation or similar governmental requirement to which Landlord or the Leased Premises were not previously subject, or as to which Landlord or the Leased Premises has a variance, exemption or similar right not to comply including, without limitation, that certain act commonly lmown as the “Americans with Disabilities Act of 1990”, and any related rules or regulations, or similar state or local laws relating to persons with disabilities.

(ii)A Transfer, Sublease or Pledge to any other person which at that time has an enforceable lease for any other space in the Building or any prospective tenant with whom Landlord has, in the prior twelve (12) months negotiated with to lease space in the Building.

(iii)A sublease of less than all of the Leased Premises where the configuration or location of the subleased premises might reasonably be determined by Landlord to have any adverse effect on the ability of Landlord to lease remainder of the Leased Premises if Landlord were to terminate this Lease but agree to be bound by the Sublease.

(iv)The person to whom the Transfer, Sublease or Pledge is to be made will not agree in writing to be bound by the terms and conditions of this Lease; provided that the Lease shall not be enforceable against a person to whom the Lease or Leased Premises is to be Pledged until after the foreclosure or other realization upon its lien or security interest.

(v)The financial condition of the person to whom the Transfer, Sublease or Pledge is to be made is not satisfactory to Landlord.

(c)Except as set forth in Section 9.3(b), Landlord’s consent shall not be unreasonably withheld, provided that: (i) Tenant promptly provides to Landlord all information requested by Landlord pursuant to Section 9.3(a) and Landlord determines that such information is sufficient to allow Landlord to accurately evaluate the financial condition of the person to whom the Transfer, Sublease or Pledge is to be made; and (ii) Tenant and the person to whom the Transfer, Sublease or Pledge is to be made agree in writing to all of the rights of Landlord set forth in Section 9.4.

9.4Landlord’s Right in Event of Assignment or Sublease.

(a)Following any Transfer or any Sublease, Landlord may collect rent and other charges and amounts due under this Lease from the person to whom the Transfer was made or under the sublease from any person who entered into the Sublease, and Landlord shall apply all such amounts collected to the rent and other charges to be paid by Tenant under this Lease. If Landlord consents in writing to any Pledge of this Lease or any portion of the Leased Premises, and the person to whom the Pledge was made forecloses or otherwise realizes upon any interest in this Lease or in any portion of the Leased Premises, Landlord may collect rent and other charges and amounts due under this Lease from such person, and Landlord shall apply the amount collected to the rent and other charges and amounts to be paid by Tenant under this Lease. Such collection, however, shall not constitute consent or waiver of the necessity of written consent to such Transfer, Sublease or Pledge, nor shall such collection constitute the recognition of such person or any other person as the “Tenant” under this Lease. No Transfer, Sublease or Pledge, including a Permitted Transfer (defined below), shall constitute or result in a release of Tenant from the further performance of all of the covenants and obligations pursuant to this Lease, including the obligation to pay rent and other charges and other amounts due under this Lease, all of which Tenant shall continue to be liable for.

(b)In the event that any rent or additional consideration payable after a Transfer exceed the rents and additional consideration payable under this Lease, Landlord and Tenant shall share equally in the amount of any excess payments or consideration. In the event that the rent and additional consideration payable under a Sublease exceed the rents and other consideration payable under this Lease (prorated to the space being subleased pursuant to the Sublease), Landlord and Tenant shall share equally in the amount of any excess payments or consideration.

(c)In the event that Tenant shall request that Landlord consent to a Transfer, Sublease or Pledge, Tenant and/or the person to whom the Transfer, Sublease or Pledge was made shall pay to Landlord reasonable legal fees and costs, not to exceed $5,000.00, incurred in connection with processing of documents necessary to effect the Transfer, Sublease or Pledge.

9.5Permitted Transfer or Sublease. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet the whole or any part of the Leased Premises (a “Permitted Transfer”) to a corporation or entity (a “Related Entity”) which: (i) is Tenant’s parent organization, or (ii) is a wholly-owned subsidiary of Tenant or Tenant’s parent organization, or (iii) is an organization of which Tenant or Tenant’s parent owns in excess of fifty percent (50%) of the outstanding capital stock or has in excess of fifty percent (50%) ownership or control interest, or (iv) is the result of a consolidation, merger or reorganization with Tenant and/or Tenant’s parent organization, or (v) is the transferee of substantially all of Tenant’s assets; provided, in the case of a Permitted Transfer, immediately after such Transfer, the successor Tenant must have a Tangible Net Worth (defined below) that is not less than $10,000,000.00. As used in this Lease, “Tangible Net Worth” means the sum of all of Tenant’s assets, less liabilities and intangible assets, as determined by the use of generally accepted accounting principles.

In connection with a Permitted Transfer, Tenant shall (i) give Landlord fifteen (15) days prior written notice of such Permitted Transfer, (ii) deliver to Landlord copies of (x) an assignment and assumption of this Lease (in the case of a Transfer of the Lease), which shall be in form and substances satisfactory to Landlord in its reasonable discretion, and (y) the Sublease, which shall be subject and subordinate to this Lease, and (iii) deliver such additional evidence as Landlord may reasonable request to evidence that such Transfer is a Permitted Transfer.

X.	INDEMNITY

10.1Indemnification.

(a)Tenant’s Indemnity. Subject to the provisions of Section 11.5 below and to the fullest extent permitted by law, Tenant shall protect, defend, indemnify and hold harmless Landlord and its affiliates against and from any and all claims, demands, actions, losses, damages, orders, judgments, and any and all costs and expenses (including, without limitation, attorneys’ fees and costs of litigation), resulting from or incurred by Landlord or any affiliate of Landlord on account of any of the following: (a) the use of the Leased Premises by Tenant or by its agents, contractors, employees, servants, invitees, licensees or concessionaires (the “Tenant Related Parties”), (b) the conduct of its business or profession, or any other activity permitted or suffered by Tenant or the Tenant Related Parties within the Leased Premises; or (c) any breach by Tenant of this Lease. Tenant shall defend all suits brought upon such claims and pay all costs and expenses incidental thereto. Notwithstanding the foregoing, Landlord shall have the right, at its option, to participate in the defense of any such suit without relieving Tenant of any obligation hereunder.

(b)Landlord’s Indemnity.

10.2.Notice. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Leased Premises or in the Building of which the Leased Premises are a part or of defects therein or in any fixtures or equipment.

10.3Environmental Indemnification. In addition to and without limiting the scope of any other indemnities provided under this Lease, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all demands, losses, costs, expenses, damages, bodily injury, wrongful death, property damage, claims, cross-claims, charges, actions, lawsuits, liabilities, obligations, penalties, investigation costs, removal costs, response costs, remediation costs, natural resources damages, governmental administrative actions, and reasonable attorneys’ and consultants’ fees and expenses arising out of, directly or indirectly, in whole or in part, or relating to (i) the release of Hazardous Materials (as defined in Section 10.4 below) by Tenant or the Tenant Related Parties, (ii) the violation of any Hazardous Materials laws by Tenant or the Tenant Related Parties, or (iii) the use, storage, generation or disposal of Hazardous Materials in, on, about, or from the Property by Tenant or the Tenant Related Parties (the items listed in clauses (i) through and including (iii) being referred to herein individually as a “Tenant Release” and collectively as the “Tenant Releases”).

10.4Definition of Hazardous Materials. The term “Hazardous Materials” shall mean any substance:

(a)which is flammable, explosive, radioactive, toxic, corrosive, infectious, carcinogenic, mutagenic, or otherwise hazardous and which is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States, the state in which the Property is located or any political subdivision thereof;

(b)which contains asbestos, organic compounds known as polychlorinated biphenyls; chemicals known to cause cancer or reproductive toxicity or petroleum, including crude oil or any fraction thereof; or which is or becomes defined as a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material or toxic substance under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6992k; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §§ 5101-5127; the Clean Water Act, 33 U.S.C. §§ 1251-1387; the Clean Air Act, 42 U.S.C. §§ 7401-7671q; the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-26; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. §§ 11001-11050; and title 19, chapter 6 of the Utah Code, as any of the same have been or from time to time may be amended; and any similar federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders or decrees relating to environmental conditions, industrial hygiene or Hazardous Materials on the Property, including all interpretations, policies, guidelines and/or directives of the various governmental authorities responsible for administering any of the foregoing, now in effect or hereafter adopted, published and/or promulgated (“Environmental Laws”);

(c)the presence of which on the Property requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy, or common law; or

(d)the presence of which on the Property causes or threatens to cause a nuisance on the Property or to adjacent properties or poses or threatens to pose a hazard to the health and safety of persons on or about the Property.

10.5Use of Hazardous Materials. Tenant shall not, and shall not permit any Tenant Related Parties to use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Property except those typically used in an office building and otherwise in full compliance with Environmental Laws. Landlord shall not use, store, generate, release, or dispose of Hazardous Materials in, on, about, or from the Property except those typically used in an office building and otherwise in full compliance with Environmental Laws.

10.6Release of Hazardous Materials. If Tenant discovers that any spill, leak, or release of any quantity of any Hazardous Materials has ‘occurred on, in or under the Property, Tenant shall promptly notify Landlord. In the event such release is a Tenant Release, Tenant shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with applicable government requirements, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. In the event such release is caused by Landlord or its contractor’s, agents or employees, Landlord shall (or shall cause others to) promptly and fully investigate, cleanup, remediate and remove all such Hazardous Materials as may remain and so much of any portion of the environment as shall have become contaminated, all in accordance with applicable government requirements, and shall replace any removed portion of the environment (such as soil) with uncontaminated material of the same character as existed prior to contamination. Within twenty (20) days after any such spill, leak, or release, the party responsible for the remediation of such release shall give the other party a detailed written description of the event and of such responsible party’s investigation and remediation efforts to date. Within twenty (20) days after receipt, such responsible party shall provide the other party with a copy of any report or analytical results relating to any such spill, leak, or release. In the event of a release of Hazardous Material in, on, or under the Property by the Tenant Related Parties, Tenant shall not be entitled to an abatement of Rent during any period of abatement.

10.7Release of Landlord. Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s personal property or to Tenant’s business, including any loss or damage to either the person or property of Tenant or Tenant Related Parties that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting, or adjoining space. Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and hereby releases Landlord, to the fullest extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage.

XI.	INSURANCE

11.1Insurance on Tenant’s Personal Property and Fixtures. At all times during Term, Tenant shall keep in force at its sole cost and expense with insurance companies acceptable to Landlord, hazard insurance on an “all-risk type” or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief. Coverage shall be equal to 100% of the Replacement Cost value of Tenant’s contents, fixtures, furnishings, equipment, and all improvements or additions made by Tenant to the Leased Premises. Such policy shall name Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice.

11.2Property Coverage. At all times during the Term, Landlord shall obtain and maintain in force an “all-risk type” or equivalent policy form, and shall include fire, theft, extended coverages, vandalism, and malicious mischief on the Building during the Term and any extension thereof. Landlord may obtain, at Landlord’s discretion, coverage for flood and earthquake if commercially available at reasonable rates. Such insurance shall also include coverage against loss of rental income.

11.3Intentionally Deleted.

11.4Liability Insurance. During the Term and at its sole cost and expense, Tenant shall keep in full force and effect with insurance companies acceptable to Landlord a policy of Commercial General Liability Insurance with limits of not less than $2,000,000 each Occurrence and $5,000,000 General Aggregate. The policy shall apply to the Leased Premises and all operations of Tenant’s business. Such policy shall name Landlord as Additional Insured and shall provide that coverage for the Additional Insured is primary and not contributory with other insurance. The policy shall provide that such policy not be cancelled or materially changed without first giving Landlord thirty (30) days written notice. Tenant shall at all times during the Term provide Landlord with evidence of current insurance coverage. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with coverage which Landlord may carry. All such policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents, and employees by reason of the negligence of Tenant. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons or injury or damage to property contained in Article X.

11.5Waiver of Subrogation. Landlord and Tenant hereby waive all rights to recover against each other, against any other tenant or occupant of the Building, and against each other’s officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance carried by the waiving party, to the extent that such loss or damage is actually covered.

11.6Lender. Any mortgage lender interest in any part of the Building or Improvements may, at Landlord’s option, be afforded coverage under any policy required to be secured by Tenant hereunder, by use of a mortgagee’s endorsement to the policy concerned.

XII.	DESTRUCTION

If the Leased Premises shall be partially damaged by any casualty insured against under any insurance policy maintained by Landlord, Landlord shall, upon receipt of the insurance proceeds, repair the Leased Premises and until repair is complete the Basic Annual Rent and Additional Rent shall be abated proportionately as to that portion of the Leased Premises rendered untenantable. Notwithstanding the foregoing, if: (a) the Leased Premises by reason of such occurrence are rendered wholly untenantable, or (b) the Leased Premises should be damaged as a result of a risk which is not covered by insurance, or (c) the Leased Premises should be damaged in whole or in part during the last six (6) months of the term or of any renewal hereof, or (d) the Leased Premises or the Building (whether the Leased Premises are damaged or not) should be damaged to the extent of fifty percent (50%) or more of the then-monetary value thereof, then and in any such events, Landlord may either elect to repair the damage or may cancel this Lease by notice of cancellation within Ninety (90) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord. Tenant’s liability for rent upon the termination of this Lease shall cease as of the day following Landlord’s giving notice of cancellation. In the event Landlord elects to repair any damage, any abatement of rent shall end five (5) days after notice by Landlord to Tenant that the Leased Premises have been repaired. If the damage is caused by the negligence of Tenant or its employees, agents, invitees, or concessionaires, there shall be no abatement of rent. Unless this Lease is terminated by Landlord, Tenant shall repair and refixture the interior of the Leased Premises to the extent of the Tenant Finish in a manner and in at least a condition equal to that existing prior to the destruction or casualty.

XIII.	CONDEMNATION

13.1Total Condemnation. If the whole of the Leased Premises shall be acquired or taken by condemnation proceeding, then this Lease shall cease and terminate as of the date of title vesting in such proceeding.

13.2Partial Condemnation. If any part of the Leased Premises shall be taken as aforesaid, and such partial taking shall render that portion not so taken unsuitable for the business of Tenant, then this Lease shall cease and terminate as aforesaid. If such partial taking is not extensive enough to render the Leased Premises unsuitable for the business of Tenant, then this Lease shall continue in effect except that the Basic Annual Rent and Additional Rent shall be reduced in the same proportion that the portion of the Leased Premises (including basement, if any) taken bears to the total area initially demised and Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the Building in which the Leased Premises are located, provided that Landlord shall not be required to expend for such work an amount in excess of the amount received by Landlord as damages for the part of the Leased Premises so taken. “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by mortgage lenders for the value of Landlord’s diminished leasehold interest in the Property and diminished ownership interest in the Building and Improvements.

13.3Landlord’s Option to Terminate. If more than twenty percent (20%) of the Building shall be taken as aforesaid, Landlord may, by written notice to Tenant, terminate this Lease. If this Lease is terminated as provided in this Section, rent shall be paid up to the day that possession is so taken by public authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance.

13.4Award. Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial and whether for diminution in value of the leasehold or to the fee, although Tenant shall have the right, to the extent that the same shall not reduce Landlord’s award, to claim from the condemnor, but not from the Landlord, such compensation as may be recoverable by Tenant in its own right for damages to Tenant Finish, Tenant’s business and fixtures or equipment.

13.5Definition. As used in this Part XIII the term “condemnation proceeding” means any action or proceeding in which any interest in the Leased Premises is taken for any public or quasi-public purpose by any lawful authority through exercise of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof.

XIV.	LANDLORD’S RIGHTS TO CURE

14.1General Right. In the event of Landlord’s breach, default, or noncompliance hereunder, Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance. If prior to its giving  such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of a lender which has furnished any of the financing referred to in Part XV hereof, concurrently with giving the aforesaid notice to Landlord, Tenant shall, by certified mail, return receipt requested, transmit a copy thereof to such lender. For the thirty (30) days following the giving of the notice(s) required by the foregoing portion of this Section (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within thirty (30) days), Landlord shall have the right to cure the breach, default, or noncompliance involved. If Landlord has failed to cure a default within said period, any such lender shall have an additional thirty (30)  days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach default, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said lender.

14.2Mechanic’s Lien. Should any mechanic’s or other lien be filed against the Leased Premises or any part thereof by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant fails to comply with its obligations in the immediately preceding sentence within such ten (10) day period, Landlord may perform such obligations at Tenant’s expense, in which case all of Landlord’s costs and expenses in discharging shall be immediately due and payable by Tenant and shall bear interest at the rate set forth in Section 16.3 hereof. Tenant shall cause any person or entity directly or indirectly supplying work or materials to Tenant to acknowledge and agree, and Landlord hereby notifies any such contractor, that: (a) no agency relationship, whether express or implied, exists between Landlord and any contractor retained by Tenant; (b) all construction contracted for by Tenant is being done for the exclusive benefit of Tenant; and (c) Landlord neither has required nor obligated Tenant to make the improvements done by the contractor.

XV.	FINANCING; SUBORDINATION

15.1Subordination. Tenant acknowledges that it might be necessary for Landlord or its successors or assigns to secure mortgage loan financing or refinancing affecting the Leased Premises. Tenant also acknowledges that the lender interested in any given loan may desire that Tenant’s interest under this Lease be either superior or subordinate to the mortgage then held or to be taken by said Lender. Accordingly, Tenant agrees that at the request of Landlord at any time and from time to time Tenant shall execute and deliver to Landlord an instrument, in form reasonably acceptable to Landlord and Tenant, whereby Tenant subordinates its interest under this Lease and in the Leased Premises to such of the following encumbrances as may be specified by Landlord: Any mortgage or trust deed and customary related instruments are herein collectively referred to merely as a “Mortgage” and securing a loan obtained by Landlord or its successors or assigns for the purpose of enabling acquisition of the Building and/or construction of additional improvements to provide permanent financing for the Building, or for the purpose of refinancing any such construction, acquisition, standing or permanent loan. Provided, however, that any such instrument or subordination executed by Tenant shall provide that so long as Tenant continues to perform all of its obligations under this Lease its tenancy shall remain in full force and effect notwithstanding Landlord’s default in connection with the Mortgage concerned or any resulting foreclosure or sale or transfer in lieu of such proceedings. Tenant shall not subordinate its interests hereunder or in the Leased Premises to any lien or encumbrance other than the Mortgages described in and specified pursuant to this Section 15.1 without the prior written consent of Landlord and of the lender interested under each mortgage then affecting the Leased Premises. Any such unauthorized subordination by Tenant shall be void and of no force or effect whatsoever.

15.2Attornment. Any sale, assignment, or transfer of Landlord’s interest under this Lease or in the Leased Premises including any such disposition resulting from Landlord’s default under a mortgage, shall be subject to this Lease and also Tenant shall attorn to Landlord’s successor and assigns and shall recognize such successor or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privities of contract.

15.3Financial Information. As a condition to Landlord’s acceptance of this Lease, Tenant shall provide financial information sufficient to verify to Landlord the financial condition of Tenant. Tenant hereby represents and warrants that none of such information contains or will contain any untrue statement of material fact, nor will such information omit any material fact necessary to make the statements contained therein not misleading or unreliable. Any financial information provided by Tenant shall be held in confidence and distributed only to Landlord’s investors or lenders for the Leased Premises.

XVI.	EVENTS OF DEFAULT; REMEDIES OF LANDLORD

16.1Default by Tenant. Upon the occurrence of any of the following events, Landlord shall have the remedies set forth in Section 16.2:

(a)Tenant fails to pay any installment of Basic Annual Rent or Additional Rent or any other sum due hereunder within five (5) business days after such Rent is due; provided, however, that the first (1st) such failure in any twelve (12) month period shall not constitute a Default hereunder if Tenant makes such payment within five (5) business days after written notice from Landlord of such failure, but Tenant shall not be entitled to more than one (1) such written notice during any twelve (12) month period.

(b)Tenant fails to perform any other term, condition, or covenant to be performed by it pursuant to this Lease within ten (10) business days after written notice that such performance is due shall have been given to Tenant by Landlord or; provided, if cure of any nonmonetary default would reasonably require more than ten (10) days to complete, if Tenant fails to commence performance within the ten (10) business day period or, after timely commencing, fails to diligently pursue such cure to completion but in no event to exceed sixty (60) days.

(c)Tenant or any guarantor of this Lease shall become bankrupt or insolvent or file any debtor proceedings or have taken against such party in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Tenant petitions for or enters into a voluntary arrangement under applicable bankruptcy law; or suffers this Lease to be taken under a writ of execution.

16.2Remedies. In the event of any default by Tenant hereunder, Landlord may at any time, without waiving or limiting any other right or remedy available to it, terminate Tenant’s rights under this Lease by written notice, reenter and take possession of the Leased Premises by any lawful means (with or without terminating this Lease), or pursue any other remedy allowed by law. Tenant agrees to pay to Landlord the cost of recovering possession of the Leased Premises, all costs of reletting, and all other costs and damages arising out of Tenant’s default, including attorneys’ fees. Notwithstanding any reentry, the liability of Tenant for the rent reserved herein shall not be extinguished for the balance of the Term, and Tenant agrees to compensate Landlord upon demand for any deficiency arising from reletting the Leased Premises at a lesser rent than applies under this Lease.

16.3Past Due Sums. If Tenant fails to pay, when the same is due and payable, any Basic Annual Rent, Additional Rent, or other sum required to be paid by it hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a rate equal to ten percent (10%) per annum (the “Default Interest Rate”). In addition thereto, Tenant shall pay a sum of one percent (1%) of such unpaid amounts of Basic Annual Rent, Additional Rent, or other sum to be paid by it hereunder as a service fee. Notwithstanding the foregoing, however, Landlord’s right concerning such interest and service fee shall be limited by the maximum amount which may properly be charged by Landlord for such purposes under applicable law.

XVII.	PROVISIONS APPLICABLE AT TERMINATION OF LEASE

17.1Surrender of Premises. At the expiration of this Lease, except for changes made by Tenant that were approved by Landlord, Tenant shall surrender the Leased Premises in the same condition, less reasonable wear and tear, as they were in upon delivery of possession thereto under this Lease and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property including, but not limited to, those items showing on Exhibit “G” and trade fixtures and such property or the removal thereof shall in no way damage the Leased Premises, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof. If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.

17.2Holding Over. Any holding over after the expiration of the term hereof or of any renewal term shall be construed to be a tenancy from month to month at such rates as Landlord may designate and on the terms herein specified so far as possible. Landlord may not in any event raise the rent above 120% of the last month’s rent.

XVIII.	ATTORNEYS’ FEES

In the event that at any time during the term of this Lease either Landlord or the Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of such action including reasonable attorneys’ fees, incurred therein by the successful party.

XIX.	ESTOPPEL CERTIFICATE

19.1Landlord’s Right to Estoppel Certificate. Tenant shall, within fifteen (15) days after Landlord’s request, execute and deliver to Landlord a written declaration, in form and substance similar to Exhibit “D”, in recordable form: (1) ratifying this Lease; (2) expressing the Commencement Date and termination date hereof; (3) certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (4) that, to the knowledge of Tenant, if true, all conditions  under this Lease to be performed  by Landlord have been satisfied; (5) that, to the knowledge of Tenant, there are no defenses or offsets against the enforcement of this Lease by the Landlord, or stating those claimed by Tenant; (6) the amount of advance rental, if any, (or none if such is the case) paid by Tenant; (7) the date to which rental has been paid; (8) the amount of security deposited with Landlord; and (9) such other information as Landlord may reasonably request. Landlord’s mortgage lenders and/or purchasers shall be entitled to rely upon such declaration.

19.2Effect of Failure to Provide Estoppel Certificate. Tenant’s failure to furnish any Estoppel Certificate within fifteen (15) days after request therefore shall be deemed a default hereunder and moreover, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; (b) that there are no unusual breaches or defaults on the part of the Landlord; and (c) no more than one (1) month’s rent has been paid in advance.

XX.	PARKING

Parking in the Parking Garage shall generally be provided on a non-reserved, first-come first-served basis. Tenant and its Occupants (as defined below) shall have the right to use up to six hundred (600) parking spaces within the Parking Garage on a non-exclusive, first come, first serve basis. Landlord shall have the right to designate a reasonable number of parking stalls for visitors of the Building and Tenant agrees to not permit its employees to use such parking. Landlord shall further have the right to designate the number of parking stalls required by law as “Handicapped Parking” or other similar designation. (For clarity, the 600 parking stalls that Tenant has the right to use will include a reasonable number of the parking stalls reserved for visitors and “Handicapped Parking” or other similar designation.) Automobiles of Tenant and all employees, agents, servants, patients, customers, and other invitees associated with Tenant (“Occupants”) shall be parked only within the Parking Garage. Landlord or its agents shall, without any liability to Tenant or its Occupants, have the right to cause to be removed any automobile that may be wrongfully parked in a prohibited or reserved parking area, and Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any and all claims, losses, demands, damages and liabilities asserted or arising with respect to or in connection with any such removal of an automobile. Tenant shall from time to time, upon request of Landlord, supply Landlord with a list of license plate numbers of all automobiles owned by Tenant or its day-to-day Occupants.

XXI.	SIGNS, AWNINGS, AND CANOPIES

Tenant shall not place or suffer to be placed or maintained on any exterior door, wall, or window of the Leased Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering, or advertising matter on the glass of any window or door of the Leased Premises without obtaining the proper authorization from Salt Lake County prior to installing. Tenant will otherwise be free to install signage of its choice.

XXII.	MISCELLANEOUS PROVISIONS

22.1No Partnership. Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venture of Tenant in the conduct of its business or otherwise.

22.2Force Majeure. Landlord shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond Landlord’s control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God.

22.3No Waiver. Failure of Landlord or Tenant to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach by Landlord or Tenant. No provision of this Lease shall be deemed to have been waived unless such waiver is in writing signed by Landlord or Tenant, as the case may be.

22.4Notice. Any notice, demand, request, or other instrument which may be or is required to be given under this Lease shall be (i) given by facsimile, (ii) delivered in person or (iii) sent by United States certified or registered mail, postage prepaid and shall be addressed (a) if to Landlord, at the place specified for payment of rent, and (b) if to Tenant, either at the Leased Premises or at any other current address for Tenant which is known to Landlord. Either party may designate such other address as shall be given by written notice or by facsimile transmission.

Landlord:	BOYER RESEARCH PARK ASSOCIATES X, L.C.
C/O THE BOYER COMPANY, L.C.
101 SOUTH 200 EAST, SUITE 200
SALT LAKE CITY, UTAH 84101
(801) 521-4781/FAX (801) 521-4793
ATTENTION: B. GREG GARDNER

Tenant:	MYRIAD GENETICS, INC.
320 WAKARA WAY
SALT LAKE CITY, UTAH 84108
(801) 582-3400/FAX (801) 584-3640
ATTENTION: CFO

with copy to:
MYRIAD GENETICS, INC.
320 WAKARA WAY
SALT LAKE CITY, UTAH 84108
(801) 582-3400/FAX (801) 584-3640
ATTENTION: General Counsel

22.5Captions; Attachments; Defined Terms.

(a)The captions to the section of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease.

(b)Exhibits referred to in this Lease, and any addendums and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though part thereof.

22.6Recording. Tenant may record this Lease or a memorandum thereof with the written consent of Landlord, which consent shall not be unreasonably withheld. Landlord, at its option and at any time, may file this Lease for record with the Recorder of the County in which the Building is located.

22.7Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is  held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

22.8Broker’s Commissions. Tenant and Landlord represent and warrant to each other that there are no claims for brokerage commissions or finder’s fees in connection with this Lease and agree to indemnify each other against and hold them harmless from all liabilities arising from such claim, including any attorneys’ fees connected therewith.

22.9Tenant Defined: Use of Pronouns. The word “Tenant” shall be deemed and taken to mean each and every person or party executing this document as a Tenant herein. If there is more than one person or organization set forth on the signature line as the Tenant, their liability hereunder shall be joint and several. If there is more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporation. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

22.10Provisions Binding, Etc. Except as otherwise provided, all provisions herein shall be binding upon and shall inure to the benefit of the parties, their legal representatives, heirs, successors, and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition. In the event of a sale or assignment (except for purposes of security or collateral) by Landlord of all of (i) the Building, (ii) the Leased Premises, or (iii) this Lease, to an unrelated third party (the “Buyer”) reasonably acceptable to Tenant, Landlord shall, from and after the date of such sale or assignment, be entirely relieved of all of its obligations under this Lease, provided that (i) such Buyer fully assumes all of the obligations of Landlord under this Lease, and (ii) Tenant’s rights and benefits under this Lease continue in full force and effect following the date of such sale or assignment.

22.11Entire Agreement, Etc. This Lease and the Exhibits, Riders, and/or Addenda, if any, attached hereto, constitute the entire agreement between the parties. All Exhibits, riders, or addenda mentioned in this Lease are incorporated herein by reference. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Leased Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant. If any provision contained in the rider or addenda is inconsistent with a provision in the body of this Lease, the provision contained in said rider or addenda shall control. The captions and Section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any section or paragraph.

22.12Governing Law. The interpretation of this Lease shall be governed by the laws of the State of Utah. The parties hereto expressly and irrevocably agree that either party may bring any action or claim to enforce the provisions of this Lease in the State of Utah, County of Salt Lake, and each party irrevocably consents to personal jurisdiction in the State of Utah for the purposes of any such action or claim. Each party further irrevocably consents to service of process in accordance with the provisions of the laws of the State of Utah. Nothing herein shall be deemed to preclude or prevent the parties hereto from bringing any action or claim to enforce the provisions of this Lease in any other appropriate place or forum.

22.13Landlord shall provide to Tenant written assurances from Ground Lessor that Tenant, in the event Landlord’s rights under the Ground Lease are terminated, shall have the right to attorn to the Ground Lessor, and the Ground Lessor will accept such attornment and not disturb the occupancy or rights of the Tenant pursuant to this Lease as long as Tenant is not in default under this Lease, and upon termination of the Ground Lease, Tenant shall have the same rights and obligations as though this Lease had been entered into directly with the Tenant. The Ground Lessor and Tenant shall execute any nondisturbance and attornment agreement that may be reasonably requested by Tenant to memorialize and effectuate the provisions of this Section. This written nondisturbance and attornment agreement may be included in the text of the Ground Lease if Tenant is a named beneficiary of the provision.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease on the day first set forth above.

LANDLORD:	BOYER RESEARCH PARK
ASSOCIATES X, L.C., a Utah limited
liability company, by its Manager

THE BOYER COMPANY, L.C.,
a Utah limited liability company

	By:	/s/ H. R. Boyer
	Name:	H. R. Boyer, Manager

TENANT:	MYRIAD GENETICS, INC., a Delaware
corporation

	By:	/s/ Mark C. Capone
	Name:	Mark C. Capone, President and CEO

EXHIBIT “ A”

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “ B ”

PLANS AND SPECIFICATIONS OF BUILDING

EXHIBIT “B’’ TO BE PROVIDED FOLLOWING COMPLETION OF

ARCHITECTURAL PLANS AND SPECIFICATIONS.

EXHIBIT “C”

WORK LETTER

CONSTRUCTION AND/OR FINISHING OF

IMPROVEMENTS TO LEASED PREMISES

In accordance with the provisions of the body of the Lease to which this Exhibit “C” is attached, the improvements to the Leased Premises shall be constructed and/or finished (as the case may be) in the manner described, and upon all of the terms and conditions contained in the following portion of this Exhibit “C”.

I.CONSTRUCTION OF THE BUILDING:

A.Landlord agrees to erect at its sole cost and expense, the Building on the Property described in Exhibit “A” in accordance with plans and specifications to be prepared by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed so long as the Approved Building Plans (i) provide for a completely finished building, of a type and quality that is consistent with newly constructed first-class office buildings in the Salt Lake City, Utah area, (ii) provide for the Building to have five floors and contain approximately 125,155 gross rentable square feet, (iii) include site plans showing all driveways, sidewalks, and parking areas that provide approximately 600 parking stalls, landscaping and other site improvements, and (iv) are consistent with the Conceptual Plans attached to the Lease as Exhibit “B”. Tenant shall within seven (7) days after preliminary plans for the Building (the “Preliminary Plans”) are submitted to Tenant, either approve the Preliminary Plans in writing or submit to Landlord a written itemization of all objections which Tenant may have to such plans. If Tenant approves the Preliminary Plans, such plans shall be deemed final. If Tenant submits to Landlord a written itemization of objections to the Preliminary Plans, Landlord and Tenant shall negotiate in good faith to resolve Tenant’s objections to their mutual satisfaction. If Landlord and Tenant are able to resolve all of Tenant’s objections to their mutual satisfaction, then Landlord and Tenant shall each approve the Preliminary Plans as modified to incorporate the resolution of Tenant’s objections. The final and approved Preliminary Plans are referred to herein as the “Approved Building Plans”. The work to be performed by Landlord pursuant to the Approved Building Plans is sometimes referred to herein as “Landlord’s Work”. Notwithstanding anything to the contrary herein, the Approved Plans shall be prepared and approved within a time period necessary for Landlord to complete Landlord’s Work prior to the Target Date defined in the Lease.

B.Landlord may require changes in the Approved Building Plans only if Landlord and Tenant sign a change order. The cost of any change orders that are necessary to comply with applicable building codes and other laws shall be borne by Landlord, unless such change orders are necessitated only because of (1) other change orders requested by Tenant; (2) the Tenant Finish Plans; (3) changes to the Tenant Finish Plans; or (4) Tenant’s early occupancy to the Building prior to substantial completion of Landlord’s Work. Any change order shall be effective only when set forth on a written change order executed by Landlord, Tenant, and the General Contractor (as defined below). By approving a change order, Tenant and Landlord shall agree to a delay in the Target Date, as specified in such change order, if any.

C.Tenant shall furnish Landlord with a written list of Tenant’s authorized construction representatives for purposes of this Exhibit “C”. Only such construction representatives are authorized to sign any change order, receipt, or other document on behalf of Tenant, and without the signature of any one of such authorized construction representatives, no such document shall be binding upon Tenant. Tenant may, from time to time, change or add to the list of authorized construction representatives by giving Landlord written notice of the addition or change. Landlord’s authorized representative for purposes of this Exhibit “C” shall be B. Greg Gardner, and until changed by written notice from Landlord to Tenant, only B. Greg Gardner shall be authorized to sign change orders, receipts, or other documents on behalf of Landlord.

D.Landlord’s Work shall be performed by a general contractor selected by Landlord (“General Contractor”).

E.Landlord will cause General Contractor to provide, at General Contractor’s expense, an Owner’s Protective Liability (OPL) Policy acceptable to Tenant. The Owner’s Protective Liability Policy shall name Myriad Genetics, Inc. as the Named Insured. The policy will be provided by an insurance company rated A, Class XV or better by Best’s Key Rating Guide system. The policy will maintain a limit of liability of not less than five million dollars ($5,000,000.00). Such insurance policy must be in force prior to the commencement of construction operation of any kind. The General Contractor will also insure the Building at General Contractor’s expense during the course of construction in an amount equal to or greater than the value of the construction. Insurance coverage shall be provided by an insurance company rated A, Class XV or better by Best’s Key Rating Guide system. Insurance coverage shall be provided on a coverage form equal to or more comprehensive than Insurance Services Office (U.S.A.) Special form. Such insurance policy must be in force prior to construction operations of any kind.

II.TENANT FINISH PLANS:

A.Landlord shall build-out and finish the Leased Premises according to Tenant’s Finish Plans (as defined below) at Tenant’s cost and expense. The Building and the Leased Premises shall be constructed in a good and workmanlike manner, with any change orders thereto approved by Landlord and Tenant with respect to the Leased Premises pursuant to Paragraph C below, and in compliance with all applicable laws and ordinances. The build-out and interior finish work within the Leased Premises shall be in accordance with plans and specifications (“Tenant Finish Plans”) prepared by Landlord’s architect, MHTN Architects (“Architect”). The Tenant Finish Plans shall be prepared in accordance with the time periods set forth to meet the Target Date defined in the Lease. The Target Date shall be extended by any period of Tenant’s delay in providing decisions that need to be made in connection with the preparation of the Final Plans. The work to be performed by Landlord pursuant to the Final Plans is sometimes referred to herein as the “Landlord’s Work”.

B.Landlord shall cause the Architect to prepare the Tenant Finish Plans for the interior improvement of the Building and the Leased Premises as necessary to render the Leased Premises in first-class condition and suitable for the conduct of Tenant’s business (such improvements set forth in the Tenant Finish Plans being referred to herein as the “Tenant Finish”). Landlord shall require the Architect to meet periodically with Tenant in connection with the preparation of the Tenant Finish Plans and, upon Landlord’s approval thereof (which approval shall not be unreasonably withheld), to incorporate Tenant’s requested features and specifications into the Tenant Finish Plans. Landlord shall submit, subject to any delays caused by Tenant, a complete draft of the Tenant Finish Plans to Tenant by October 1, 2019. Tenant shall within seven (7) days after the Tenant Finish Plans are submitted to Tenant, either approve the plans in writing or submit to Landlord a written itemization of all objections which Tenant may have to the plans. If Tenant approves the Tenant Finish Plans, such plans shall be deemed final. If Tenant submits to Landlord a written itemization of objections to the Tenant Finish Plans, Landlord and Tenant shall negotiate in good faith to resolve Tenant’s objections to their mutual satisfaction. If Landlord and Tenant are able to resolve all of Tenant’s objections to their mutual satisfaction, then Landlord and Tenant shall each approve the Tenant Finish Plans as modified to incorporate the resolution of Tenant’s objections and the plans as so modified shall be deemed final.

C.Changes to Plans. After the Tenant Finish Plans are deemed final, the plans shall not be subject to further change except as provided under this Paragraph. If either Landlord or Tenant desires any change to the Tenant Finish Plans after they are deemed final, it shall submit to the other for approval (which approval shall not be unreasonably withheld) a proposed change order, in writing, setting forth the change. Thereupon the other party shall either approve the proposed change order or notify the party submitting the proposed change order of its reason for withholding such approval, within two (2) business days after receipt of the proposed change order for approval. Without limiting the reasons for which approval of any proposed change order may be reasonably withheld, approval shall be deemed to have been reasonably withheld if the proposed change (1) would result in additional construction maintenance repair or replacement costs which could not be fully borne by the party proposing the change, (2) would result in a violation of any applicable law, regulation, ordinance, code or the Ground Lease, or (3) in the case of a change proposed by Landlord would materially reduce the usable area of the Building or would materially adversely affect the aesthetics of the Leased Premises or the usability thereof for the conduct of Tenant’s business. Upon approval of any proposed change order pursuant to this Paragraph, Landlord shall cause the Tenant Finish Plans and related construction contracts to be modified or amended as necessary to reflect such change order.

D.Landlord’s Construction Responsibilities. Landlord shall be fully responsible for the installation and construction of Tenant Finish, including, without limitation, the following: (1) the obtaining of all building and sign permits, licenses and other approvals required to construct the Tenant Finish; (2) the management and supervision of all architects, contractors, subcontractors and material providers participating in the construction of the Tenant Finish; (3) all necessary coordination with governmental entities having jurisdiction over the Lease Premises and utility companies; (4) enforcement of construction contracts; (5) security with respect to the Leased Premises during the construction period; (6) quality control and inspection of work; (7) construction clean up and refuse disposal; (8) construction timetables and deadlines as necessary to comply with the Lease; (9) compliance with applicable laws, regulations, ordinances and codes; and (10) all other matters relating to the construction of the Tenant Finish, except as otherwise expressly provided in the Lease. Landlord represents and covenants that upon the completion of the Tenant Finish, the Leased Premises shall conform to the Tenant Finish Plans and shall be in compliance with all applicable laws, regulations, ordinances, and codes, including, without limitation, applicable building codes and environmental laws. Tenant shall be entitled at any time during the construction period to inspect the construction of the Tenant Finish, provided that such inspection does not unreasonably interfere with the construction of the Tenant Finish. No failure of Tenant to conduct such inspections or to discover or assert any defect in connection therewith shall constitute a waiver by Tenant of, or preclude Tenant from thereafter asserting, any rights it may have with respect to any representation, warranty or covenant made by Landlord with respect to the Leased Premises or the Tenant Finish.

E.Construction Contracts. Landlord shall act as general contractor with respect to, or install and construct using its own personnel, all or portions of the Tenant Finish, provided, however, Landlord shall contract with and use licensed, qualified and reputable companies or persons for the performance of all such work to the extent Landlord is not licensed and fully qualified to perform the same. Landlord shall be entitled to select all contractors and material providers to perform work with respect to the Tenant Finish which Landlord does not elect to perform directly and to negotiate the terms and conditions of the contracts with such contractors and material providers. Notwithstanding the foregoing, Tenant may choose its own contractor to perform the Tenant Finish pursuant to this Part II.

F.Warranty. Unless Tenant substitutes the contractor pursuant to Paragraph E above, Landlord warrants to Tenant for one (1) year after the Commencement Date of the Lease, that Tenant Finish shall be completed by Landlord in a good and workmanlike manner, free from faulty materials, in accordance with all applicable legal requirements, and sound engineering standards, and in accordance with the Tenant Finish Plans. Such warranty includes, without limitation, the repair or replacement (including labor), for one (1) year at Landlord’s sole cost, of all materials, fixtures and equipment which are defective or which are defectively installed by Landlord or its agents in connection with Landlord’s performance of the Tenant Finish. In addition, Landlord shall obtain manufacturer’s warranties, including, without limitation, for air conditioner, compressors, and the roof of the Building.

G.Commencement Date Agreement. When the Commencement Date has been determined, Landlord and Tenant shall execute Exhibit “D” to the Lease expressly confirming the Commencement Date and the expiration date of the term of this Lease and confirming, to the best knowledge of Tenant and Landlord, that substantial completion of Landlord’s Work and the Tenant Finish has occurred.

H.Tenant’s Construction Obligations. Tenant shall be fully responsible for the installation of all of Tenant’s trade fixtures, equipment, furnishings or decorations, except to the extent such installation is contemplated or provided for in the Tenant Finish Plans. Landlord shall provide Tenant reasonable access to the Leased Premises for such purposes.

EXHIBIT “D”

ACKNOWLEDGMENT OF COMMENCEMENT DATE

AND TENANT ESTOPPEL CERTIFICATE

TO:

DATE:

RE:

Gentlemen:

The undersigned, as Tenant, has been advised that the Lease has been or will be assigned to you as a result of your financing of the above-referenced property, and as an inducement therefor hereby confirms the following:

1.

That it has accepted possession and is in full occupancy of the Premises, that the Lease is in full force and effect, that Tenant has received no notice of any default of any of its obligations under the Lease, and that the Lease Commencement Date is

2.

That, to Tenant’s knowledge, the improvements and space required to be furnished according to the Lease have been completed and paid for in all respects, and that Landlord has fulfilled all of its duties under the terms, covenants and obligations of the Lease and is not currently in default thereunder.

3.	That the Lease has not been modified, altered, or amended, and represents the entire agreement of the parties, except as follows:

4.	That, to Tenant’s knowledge, there are no offsets, counterclaims or credits against rentals, nor have rentals been prepaid or forgiven, except as provided by the terms of the Lease.

5.	That said rental payments commenced or will commence to accrue on , and the Lease term expires . The amount of the security deposit and all other deposits paid to Landlord is $0.00

6.	That Tenant has no actual notice of a prior assignment, hypothecation or pledge of rents of the Lease, except:

7.

That this letter shall inure to your benefit and to the benefit of your successors and assigns, and shall be binding upon Tenant and Tenant’s heirs, personal representatives, successors and assigns. This letter shall not be deemed to alter or modify any of the terms, covenants or obligations of the Lease.

The above statements are made with the understanding that you will rely on them in connection with the purchase of the above-referenced property.

Very truly yours,

Date of Signature:	By:

EXHIBIT “E”

COST TO CONSTRUCT LEASED PREMISES

TENANT: Myriad Genetics, Inc.

DATE: [DATE]

SQUARE FOOTAGE: 125,155

ITEM		COST ESTIMATE

1.	Building Permit	$
2.	Mechanical
3.	Electrical
4.	Walls
5.	Doors, Frames, Hardware
6.	Painting
7.	Floorcovering
8.	Base
9.	Ceiling
10.	Glass
11.	Exterior Blinds
12.	Millwork/Plumbing
13.	Clean Up
14.	Contingency
15.	Supervision
16.	Architect
17.	Engineer
18.	Other
Shelving
Wallcovering
Stain of Woodwork

TENANT CONSTRUCTION
	COST OBLIGATION	$